UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 9, 2010
(Date of earliest event reported)

CLEANTECH BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-145939	33-0754902
(State of or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

7386 Pershing Ave, University City, Missouri 63130
(Address of principal executive offices)

(314) 862-8670
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2010, Cleantech Biofuels, Inc. (the “Company”) issued a press release announcing that, on February 9, 2010, the Board of Directors of the Company appointed Jose (Joe) Bared, Sr. to its Board of Directors as a Class I director to serve in such capacity until the 2011 Annual Shareholder Meeting, filling the vacancy created by the resignation of Benton Becker in April 2009. The committee(s) of the Board of Directors to which Mr. Bared will be appointed has not yet been determined. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Bared has over 40 years of experience having served as the President, Chairman, and/or Director of a number of public and private companies including oil refineries and waste to energy facilities. He began his career as an engineer and in 1968 founded The Bared Company.  Under his tenure as President, The Bared Company grew to be one of the Top 20 Mechanical, Electrical, Engineering and Design companies in the United States as reported by Engineering News-Record magazine. Mr. Bared was also a member of the founding group that purchased Republic National Bank of Miami in 1971.  Mr. Bared served as a director of the bank from 1971 until its sale in 1998. Currently, Mr. Bared serves on the Board of Directors of Jackson – United Petroleum, a natural gas producer operating in Kentucky and Pennsylvania. Mr. Bared is also involved in a variety of philanthropic endeavors, including serving on the Board of Trustees for the University of Miami for the past 30 years and on the Board of Governors of the Sylvester Cancer Center for the past 15 years. He is a life member of the Sylvester Cancer Center. Mr. Bared holds a B.S. in Mechanical Engineering from the University of Miami.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

No.	Description
99.1	Press Release dated February 11, 2010 of Cleantech Biofuels, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEANTECH BIOFUELS, INC.

Date: February 12, 2010	By:	/s/ Edward P. Hennessey
Name: Edward P. Hennessey
Title: Chief Executive Officer and President